UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2014

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9555 Maroon Circle, Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

David Barnes

On February 6, 2014, CSG Systems International, Inc. (“CSG”) announced that David Barnes has joined CSG’s Board of Directors. The Revised By-Laws of CSG Systems International, Inc. (“Revised By-Laws”) provide for its Board of Directors to be divided into three classes, each class having a three-year term. Mr. Barnes will be a member of the Class II directors, with a term of office to continue until the annual meeting of stockholders of CSG to be held on May 21, 2014. Mr. Barnes will also serve on the audit committee.

In conjunction with Mr. Barnes appointment, the CSG Board of Directors approved a form of Indemnification Agreement between CSG and Mr. Barnes, effective February 6, 2014. Under the indemnification agreement, CSG would indemnify Mr. Barnes to the fullest extent permitted by law against all expenses incurred if he were to become party to civil, criminal, administrative, investigative or other actions related to his services as a director of CSG. A copy of CSG’s standard indemnification agreement has been previously filed with the SEC.

Mr. Barnes does not have any family relationships with any executive officer or director of CSG or its affiliates. He is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Barnes will receive the standard director compensation arrangement including an annual fee of $75,000 and an annual restricted stock award. The annual restricted stock award, which shall vest in its entirety on the first anniversary of the grant date, has traditionally been determined and granted in the third quarter of each year, following Compensation Committee approval.

A copy of CSG’s press release announcing Mr. Barnes’ appointment, dated February 6, 2013, is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

99.1 Press release of CSG Systems International, Inc. dated February 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2014

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Rolland B. Johns
Rolland B. Johns,
Chief Accounting Officer

CSG Systems International, Inc.

Form 8-K

Exhibit Index

99.1	Press release of CSG Systems International, Inc. dated February 6, 2014

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